Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.	Term Sheet No. 2024-USNCH23768
dated September 30, 2024 relating to
Preliminary Pricing Supplement No. 2024-USNCH23768
dated September 30, 2024
Registration Statement Nos. 333-270327 and 333-270327-01
Filed Pursuant to Rule 433

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the Nasdaq-100 Index® due November 4, 2027

Term Sheet to Preliminary Pricing Supplement No. 2024-USNCH23768 dated September 30, 2024

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	EURO STOXX 50®
Pricing Date*:	October 30, 2024
Issue Date*:	November 4, 2024
Stated Principal Amount:	$1,000 per note
Maturity Payment Amount (per note):

•  if the ending value is greater than the starting value: $1,000 plus the lesser of: (i) $1,000 × underlying return × participation rate; and (ii) the maximum return;

•  if the ending value is less than or equal to the starting value: $1,000

Participation Rate:	100%
Maximum Return:	At least 24.00% of the stated principal amount ($240 per note), to be determined on the pricing date
Calculation Day *:	November 1, 2027
Maturity Date*:	November 4, 2027
Underlying Return:	(ending value – starting value) / starting value
Starting Value:	The closing value of the underlying on the pricing date
Ending Value:	The closing value of the underlying on the calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.25% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17333ALA5 / US17333ALA50
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.30% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

If the ending value is less than or equal to the starting value, you will be repaid the stated principal amount of the notes at maturity but will not receive any positive return on your investment.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the notes on the pricing date will be at least $905.00 per note, which will be less than the public offering price. The estimated value of the notes is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/200245/000095010324014247/dp218538_424b2-us2416495d.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	The Notes Do Not Pay Interest.

•	Your Potential Return On The Notes Is Limited.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlying.

•	Your Maturity Payment Amount Depends On The Value Of The Underlying On A Single Day.

•	Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change From The Starting Value to the Ending Value Is Less Than Or Not Sufficiently Greater Than Zero.

•	The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

•	The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

•	The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The EURO STOXX 50® Index Is Subject To Risks Associated With Non-U.S. Markets.

•	The Performance Of The EURO STOXX 50® Index Will Not Be Adjusted For Changes In The Exchange Rate Between The Euro And The U.S. Dollar.

•	Our Offering Of The Notes Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

•	Changes That Affect The Underlying May Affect The Value Of Your Notes.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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